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                                  [LETTERHEAD]


                                                  September 27, 1996


Mr. Marcel Van Heesewijk
President
QCS Corporation
650 Castro Street
Suite 210
Mountain View, California  94041

Dear Mr. Van Heesewijk:

Based on lengthy discussions with your staff, the recent changes in your accounting systems would require significant changes in our audit planning and approach. Accordingly, we would not complete an audit of the company's consolidated financial statements for the year ended June 30, 1996.

We will continue to consult with your staff and to complete the audit as soon as possible.

                                                  Very truly yours,

                                                  /s/ Victor Young
                                                  -----------------------
                                                  Victor Young